UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JUNE 2, 2011

LOTO INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Suite 502, 25 Adelaide Street East
Toronto, Ontario, Canada M5C 3A1
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

Tender and Cancellation of 19,400,000 shares of the Company’s Common Stock

In connection with Mr. Porco’s resignation as a member of the Board of Directors of Loto Inc. (the “Company”), the Company, Mr. Porco, and A Few Brilliant Minds, Inc. (“AFBMI”), a company controlled by Mr. Porco, entered into a Share Cancellation Agreement as of June 16, 2011 (the “Share Cancellation Agreement”).  Pursuant to the Share Cancellation Agreement, AFBMI shall surrender for cancellation 19,400,000 shares of the Company’s common stock (the “Shares”).  The Company, Mr. Porco and AFBMI have entered into mutual releases in consideration for the cancellation of these Shares.  Within 90 days of this Share Cancellation Agreement, the Company shall repay AFBMI for certain loans made in February and March of 2011, which totaled, with interest, $85,786.89 as of June 9, 2011.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Gino Porco as Director

Effective as of June 2, 2011, Mr. Gino Porco has resigned as a member of the Board of Directors of the Company.  The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Appointment of Fulvio Ciano as President and Chief Technology Officer

Effective as of June 2, 2011, Mr. Fulvio Ciano has been appointed as the Company’s President and Chief Technology Officer.  Mr. Stephen Knight, who previously held the position of the Company’s President, remains as the Company’s Chief Executive Officer, Chief Financial Officer and as a member of the Company’s Board of Directors.

From January of 2009 to October of 2009, Mr. Ciano was Chief Technology Officer of Telehop Communications, Inc.  As the CTO of Telehop, Mr. Ciano was engaged in the development, deployment and maintenance of all technologies and systems related to the products and services of Telehop and the development, management and deployment of all the technical services for staff and other IT users of Telehop.  From November of 2009 through April of 2011, Mr. Ciano served as Telehop’s Chief Executive Officer and was engaged in all the major management functions of the operations of that company.

Previously, from November of 2007 to December of 2008, Mr. Ciano was the CEO of Ipeak Technologies of Kanata.   Prior to that position, he served from January of 2003 to March 2007 as the CEO and as a Director of Royal Devco.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOTO INC.

By:	/s/ Stephen Knight
Name: Stephen Knight
Title: Chief Executive Officer

Date:    June 30, 2011